EXHIBIT 99.1

   CME REALTY SIGNS LETTER OF INTENT TO ACQUIRE ULTRA-PREMIUM V GEORGIO VODKA

Weston, Florida - August 6, 2015 -[GRAPHIC OMITTED][GRAPHIC OMITTED] CME Realty, Inc. (OTC PINK: CMRL) ("CME Realty" or the "Company") is pleased to announce that it has entered into a Letter of Intent (the "LOI") to acquire the worldwide intellectual property and related assets of V Georgio Vodka, an ultra-premium brand of traditional and flavored vodkas. Upon completion of the proposed transaction, the Company intends to relaunch, market, and distribute V Georgio Vodka through a wholly-owned subsidiary of the Company.

Initially launched in in 2007, V Georgio Vodka quickly became one of the fastest growing vodka brands ever in the state of Florida, hosting and sponsoring numerous high profile events such as the 2009 NFL Super Bowl Tailgate Party, Shaquille O'Neal's 35th birthday party, and the Latin Billboard Awards. The V Georgio Vodka brand was previously distributed through a number of major US liquor distributors.

"A significant amount of time, effort, and capital went into creating, launching, and building V Georgio Vodka into a recognized brand with consumers and distributors," stated Victor G. Harvey, Sr., founder of V Georgio Vodka. "I look forward to building upon our previous success and executing our plans to expand our entire product line of premium vodkas across the country and worldwide."

Kenneth McLeod, President of CME Realty Inc., commented, "V Georgio ultra-premium vodkas built an extremely loyal following and enjoyed considerable success with consumers and distributors, although sales were curtailed in 2011 due to lack of working capital. We are confident that with this issue put behind it, V Georgio Vodka can reemerge as a leading brand, potentially on par with other highly successful ultra-premium vodkas."

As contemplated by the LOI, CME Realty will acquire the assets from Victor G. Harvey, Sr. in exchange for the issuance of 1.4 million "restricted" shares of common stock and $1.0 million in cash, to be paid over time as agreed to by the parties. Contemporaneously with the closing of the acquisition, 25,000,000 "restricted" shares of CME Realty common stock held by the Company's president and principal shareholder will be returned to the Company and canceled.

The closing of the transaction contemplated by the Agreement is subject to terms and conditions, including, but not limited to, completion of due diligence, and execution of definitive transaction documents between the parties. There can be no assurance that any transaction will be completed as proposed or at all.

CME Realty also announced that it has terminated its Letter of Intent to acquire Rock n' Roll, Imports, Inc., a California based alcoholic beverage development, marketing, and distribution company, as a result of the inability to agree upon the terms of definitive transaction documentation.
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As previously  announced,  CME Realty intends to change its name to "South Beach
Spirits, Inc." to better reflect the alcoholic beverage business focus of the Company. Further details regarding the name change and other business updates will be made as additional information becomes available.

INVESTOR/MEDIA CONTACT:

CME REALTY, INC. - INVESTOR RELATIONS
Email: invest@cmerealtyinc.com
Toll-Free: (888) 706-0099

DISCLAIMER/SAFE HARBOR: This CME Realty news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.